Exhibit 99.1

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS FIRST QUARTER 2007 RESULTS

Irvine, Calif., May 8, 2007 – Gateway, Inc. (NYSE: GTW) today reported results for its first quarter ended March 31, 2007. Revenue amounted to $1.009 billion, down from $1.021 billion in the fourth quarter of 2006 and compared to $1.078 billion a year earlier.

The company recorded a first quarter net loss of $8.6 million, or 2 cents per diluted share. This compares with net income of $11.5 million, or 3 cents per diluted share in the prior quarter, and a net loss of $12.3 million, or 3 cents per diluted share a year earlier.

“We accomplished much in the first quarter, even as many of the challenges facing the company remain evident,” said Ed Coleman, Gateway’s chief executive officer. “We narrowed operating and net losses from last year and increased U.S. market share sequentially, while at the same time making significant improvements to our expense structure. In addition, Gateway successfully transitioned its consumer products to Microsoft Windows Vista, introduced new PC and server products and refreshed the look and feel of much of our product line. While these new product introductions and the implementation of a new ERP system resulted in additional costs

Gateway Reports First Quarter 2007 Results	Page 2

that impacted first quarter financial performance, our consumer business bucked seasonal trends to increase revenue from last year’s fourth quarter. And our focus on improving profitability in our professional business yielded sequential and year-over-year improvement in professional gross margin and contribution dollars.”

Overall Performance

The company sold 1,251,300 PC units in the first quarter, down 3 percent sequentially and down 9 percent year-over-year. Based on preliminary IDC data, Gateway was the third largest PC company in the U.S. with an estimated 7.2 percent market share in the first quarter, up from 6.6 percent in the prior quarter. Among the top three vendors, Gateway was the only company to experience sequential unit growth in the U.S. in the first quarter.

Gross margin for the first quarter was 4.9 percent, compared with 5.2 percent in the prior quarter and 7.3 percent in the first quarter of 2006. The sequential decrease is due to lower margins in the Direct segment, partially offset by improvements in the Professional and Retail segments. The year-over-year decline in gross margin is due to lower margins in the Direct and Retail segments partially offset by improvement in the Professional segment, and a continued mix shift towards the Retail segment, which historically has lower margins.

SG&A expense in the first quarter was $65.1 million, or 6.5 percent of revenue, down from $65.4 million in the prior quarter, and down from $103.1 million (including $0.5 million of restructuring expenses) in the first quarter of 2006. The year-over-year decrease consists primarily of reductions in settlement expenses and legal fees, headcount and recruiting-related savings, and reduced marketing expenses partially offset by an increase in depreciation expense related to the January 1st implementation of a new ERP system.

Gateway Reports First Quarter 2007 Results	Page 3

As part of Gateway’s 2005 Marketing, Development and Settlement Agreement with Microsoft, first quarter results included the continuing quarterly benefit of $8.6 million.

First quarter operating income equaled a loss of $6.7 million. This compares to a loss of $4.1 million in the prior quarter and a loss of $15.7 million a year earlier.

Segment Results

The Retail segment, which includes international sales, delivered first quarter revenue of $766.3 million, up 2 percent sequentially and essentially flat year-over-year. Retail PC unit sales equaled 1,092,700, down 2 percent sequentially and down 6 percent year-over-year. The sequential and year-over-year decrease in units reflects a shift to higher opening price points. U.S. channel inventories remained tight, at under four weeks. The sequential increase in revenue reflects product and brand mix changes within the segment, resulting in a higher average unit price.

Retail gross margin in the first quarter was $23.6 million or 3.1 percent of revenue, up from $22.1 million or 2.9 percent of revenue in the prior quarter, and down from $47.6 million or 6.2 percent of revenue in the first quarter of 2006. Retail segment contribution was $19.0 million (after Retail SG&A expenses of $4.6 million), up from $17.1 million in the prior quarter (after expenses of $5.0 million) and down from $41.1 million a year ago (after expenses of $6.5 million). The sequential improvement in gross margin and segment contribution is primarily due to product and brand mix changes within the segment. The year-over-year decline in gross margin and segment contribution is primarily due to competitive pricing pressure, expedited freight costs and increased devaluation costs on refurbished products, partially offset by reduced advertising expenses.

The Professional segment delivered revenue of $155.7 million in the first quarter, down 14 percent sequentially and down 23 percent year-over-year. Professional PC unit sales equaled 111,800, down 17 percent sequentially and down 29 percent year-

Gateway Reports First Quarter 2007 Results	Page 4

over-year. The sequential and year-over-year decreases in revenue and unit sales were predominantly due to continuing competition within the segment and greater selectivity in contract bidding.

Professional gross margin was $10.8 million or 6.9 percent of revenue, up from $9.1 million or 5.1 percent of revenue in the prior quarter and up from $7.7 million or 3.8 percent of revenue in the first quarter of 2006. Professional segment contribution was a loss of $3.0 million (after Professional SG&A expenses of $13.8 million), up from a loss of $4.2 million in the prior quarter (after expenses of $13.3 million) and up from a loss of $12.2 million a year ago (after expenses of $19.9 million). The sequential and year over year improvements in gross margin and segment contribution were due to management’s decision to pursue opportunities on a more selective basis, resulting in better margin management, as well as reduced headcount-related expenses.

The Direct segment delivered revenue of $86.7 million, up 2 percent sequentially and down 20 percent year-over-year. Direct PC unit sales equaled 46,700, up 16 percent sequentially and down 20 percent year-over-year. The sequential increase in units reflects a positive response to recent product offerings. The sequential increase in unit volume did not result in the same level of revenue growth due to a lower average unit price combined with declining deferred extended warranty revenue and Internet access subscription revenue share. The year-over-year declines in units and revenue reflect significant sales of refurbished product in the year ago period and lower small business unit sales, as well as declining deferred extended warranty revenue and Internet access subscription revenue share.

Direct gross margin was $15.3 million or 17.7 percent of revenue, down from $21.5 million or 25.3 percent of revenue in the prior quarter and down from $23.5 million or 21.6 percent of revenue in the first quarter of 2006. Direct segment contribution was $8.7 million (after Direct SG&A expenses of $6.6 million), down from $16.2 million in the prior quarter (after expenses of $5.2 million) and down from $9.5 million a year ago (after expenses of $13.9 million). The sequential decline in gross margin and segment

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contribution reflects declining deferred extended warranty revenue and Internet access subscription revenue share, as well as a one-time credit received in the prior quarter for a refund of value-added and payroll taxes related to discontinued international operations. The year-over-year decline in gross margin and segment contribution reflects declining deferred extended warranty revenue and Internet access subscription revenue share, partially offset by reduced headcount-related and brand marketing expenses.

Working Capital

Working capital at the end of the quarter was $228 million prior to the adjustment for FIN 48, down from $232 million at the end of 2006. Invoicing and settlement delays associated with implementation of the company’s new ERP system caused certain working capital accounts to increase short term. Net accounts receivable closed at $303 million, (27 days sales outstanding), up from $275 million (25 days) at the end of 2006. Net inventory closed at $131 million (12 days inventory on hand) up from $97 million (9 days) at the end of 2006. Accounts payable and supplier receivables both increased to $860 million (81 days) and $478 million (45 days), respectively, up from $613 million (58 days) and $247 million (23 days) at the end of 2006 due to invoicing and settlement delays associated with implementation of the company’s new ERP system. Accounts payable, net of supplier receivables, increased to $382 million (36 days) from $365 million (35 days) at the end of 2006. During the quarter, Gateway adopted FIN 48, which resulted in a reclass of $86 million of tax provision from current to long term liabilities and increased ending working capital to $314 million.

Cash and marketable securities decreased to $317 million from $416 million at the end of 2006. This decline primarily resulted from a $28 million increase in accounts receivable, a $33 million increase in inventory, a $27 million increase in other current assets and a $231 million increase in supplier receivables that was offset by a $248 million increase in accounts payable. Gateway expects cash to stabilize in the second quarter for the following reasons: Gateway expects inventory and other current assets (rebates) to decrease to levels at the end of 2006. Supplier receivables and accounts

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payable have dropped significantly now that the invoicing delays are behind us. Lastly, capital expenditures will be lower than depreciation and amortization for the remainder of the year.

At the end of the first quarter, Gateway had approximately $84 million in income tax reserves attributable to past periods. Gateway is in the process of concluding audits of these past periods and believes that a significant portion of these reserves will be released over the next few quarters which would benefit its reported net income.

Conference Call Information

Gateway will host a conference call for analysts on Tuesday, May 8 at 5:30 p.m. EDT/2:30 p.m. PDT, which will be accessible via live audio web cast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution

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model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2007	2006
Net sales	$1,008,703	$1,077,882
Cost of goods sold	958,984	999,094

Gross profit	49,719	78,728
Selling, general, and administrative expenses	65,083	103,096
Microsoft benefit	8,625	8,625

Operating loss	(6,739)	(15,743)
Other income, net	706	2,237
Minority interest	(29)	—

Loss before income taxes	(6,062)	(13,506)
Provision for income taxes	(2,517)	(1,170)

Net loss attributable to common stockholders	$(8,579)	$(12,336)

Net loss per share:
Basic	$(0.02)	$(0.03)

Diluted	$(0.02)	$(0.03)

Weighted average shares outstanding:
Basic	371,598	372,982

Diluted	371,598	372,982

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS:
Current assets:
Cash and cash equivalents	$287,184	$345,677
Marketable securities	30,289	70,658
Accounts receivable, net	303,020	274,782
Inventory, net	130,616	97,187
Other	735,257	462,789

Total current assets	1,486,366	1,251,093
Property, plant, and equipment, net	108,249	110,931
Intangibles, net	71,970	75,058
Goodwill and non-amortizable intangible assets	205,219	205,219
Other assets	10,231	13,934

	$1,882,035	$1,656,235

LIABILITIES AND EQUITY:
Current liabilities:
Accounts payable	$860,471	$612,639
Accrued liabilities	191,314	230,115
Accrued royalties	85,142	54,521
Other current liabilities	35,178	121,659

Total current liabilities	1,258,471	1,018,934
Long-term debt	300,000	300,000
Other long-term liabilities	149,387	65,875

Total liabilities	1,621,492	1,384,809
Minority interest	2,447	2,418
Stockholders’ equity	258,096	269,008

	$1,882,035	$1,656,235

Gateway, Inc.

Consolidated Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(8,579)	$(12,336)
Adjustments to reconcile net cash to net cash provided by operating activities:
Write-down of long-lived assets	—	479
Depreciation and amortization	12,669	6,884
Provision for doubtful accounts receivable	2,225	783
Stock-based compensation	678	1,074
Loss on investments	48	36
Loss on sale of property, plant and equipment	1	2
Other, net	—	(529)
Changes in operating assets and liabilities
Accounts receivable	(32,239)	(8,043)
Inventory	(33,429)	37,329
Other assets	(266,988)	26,452
Accounts payable	247,500	(48,132)
Accrued liabilities	(30,474)	37,368
Accrued royalties	30,621	(10,696)
Other liabilities	(5,769)	(21,020)

Net cash (used in) operating activities	(83,736)	9,651

Cash flows from investing activities:
Proceeds from sales of available-for-sale securities, net	56,766	44,359
Purchases of available-for-sale securities	(16,297)	(13,032)
Purchases of property, plant and equipment	(15,226)	(9,190)
Proceeds from sale of property, plant and equipment	—	3,731

Net cash provided by investing activities	25,243	25,868

Cash flows from financing activities
Proceeds from common stock exercises	—	5

Net cash provided by financing activities	—	5

Net (decrease) increase in cash and cash equivalents	(58,493)	35,524
Cash and cash equivalents, beginning of period	345,677	422,488

Cash and cash equivalents, end of period	$287,184	$458,012

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Minority interest in earnings	$29	$—

Value of restricted shares withheld for taxes	$311	$2,690

SUPPLEMENTAL CASH FLOW INFORMATION
Cash received for income taxes, net	$96	$—

Cash paid for interest	$298	$22